EXHIBIT 5.1

October 3, 2000


Ultramar Diamond Shamrock Corporation
P. O. Box 696000
San Antonio, Texas  78269-60000

Re: Ultramar Diamond Shamrock Corporation 401(k) Retirement Savings Plan (the "Plan")

Gentlemen:

I am Counsel for Ultramar Diamond Shamrock Corporation, a Delaware corporation (the "Company"). The Company expects to file with the Securities and Exchange commission on or about October 4, 2000 under the Securities Act of 1933, as amended, a Registration Statement on Form S-8/A (the "Registration Statement") for the purpose of registering 500,000 shares of common stock, $0.01 par value of the Company ("Common stock").

In connection with such filing, I have examined the Plan and such other documents, records, and matters of law as I have deemed necessary for purposes of this opinion and based thereupon, I am of the opinion that the shares of Common stock that may be issued and sold or delivered pursuant to the Plan will be, when issued in accordance with the provisions of the Plan, legally issued, fully paid, and nonassessable and the rights to purchase common stock (the "Rights") in accordance with the Rights Agreement dated June 25, 1992 between the Company and Registrar and Transfer Company, when duly issued, will be legally issued.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8/A for the Plan filed by the Company with the Securities and Exchange Commission to effect registration of such Common Stock under the Securities Act of 1933, as amended.

Very truly yours,

/s/ Todd Walker
    Todd Walker